Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-132201
Dated December 18, 2008

Final Terms for Issuance

Issuer:  		Toyota Motor Credit Corporation

Security:		Floating Rate Medium Term Notes, Series B

Issuer Ratings:		Aaa/AAA (negative outlook)

Cusip:			89233P2Z8 (reopening)

Reopening Number:	1

Pricing Date:		December 18, 2008

Settlement Date :	December 23, 2008

Maturity Date:		December 23, 2009

Principal Amount:	$23,000,000
			(may be increased prior to the Settlement Date)

Re-offer Price:	99.99996% plus $1,613.19 in accrued interest from and
including December 22, 2008 to but excluding December 23, 2008
(equivalent to $23,001,603.99)

Gross Underwriting Spread:  0.03%

All-in Price to Issuer:	99.96996% plus accrued interest from
December 22, 2008

Net Proceeds to Issuer:	$22,993,090.80 plus accrued interest from
December 22, 2008 (or $22,994,703.99)

Floating Rate Index:	3 Month LIBOR

Floating Rate Spread:	+ 100 basis points

Index Source:		LIBOR Telerate

Interest Payment Frequency:  Quarterly

Initial Interest Payment Date:  March 23, 2009

Initial Interest Rate:	3 Month LIBOR determined on December 18, 2008
+ 100 basis points, accruing from December 22, 2008

Interest Payment Dates:	On the 23rd of eachMarch, June, September and on the
			Maturity Date

Interest Reset Dates:  	The same dates as each Interest Payment Date.
For the avoidance of doubt, newly reset interest rates shall apply beginning on and including the Interest Reset Date, to but excluding the next Interest Payment Date.

Initial Interest
Calculation Period:	Notwithstanding anything to the contrary in the
Issuer's prospectus and prospectus supplement relating to the offering of these Notes, the first Interest Calculation Period will be the period from and including December 22, 2008 to and excluding March 23, 2009

Interest Determination Date:  Second London Banking Day preceding
			each Interest Reset Date

Day Count Convention:	Actual/360

Business Day Convention:  Modified Following, adjusted

Business Days:		New York and London

Governing Law:		New York

Calculation Agent:	Deutsche Bank Trust Company Americas

Minimum Denominations:	$1,000 and $1,000 increments thereafter

Agent:			Citigroup Global Markets Inc.

DTC Number:		#274

United States Federal Income Tax Considerations: Holders that purchase a Note pursuant to this offering should consult their tax advisers with respect to the U.S. federal income tax consequences arising from such purchase, in particular with regard to the potential application of the "market discount" rules to them. See the section of the prospectus supplement titled "United States Taxation - Material United States Tax Considerations for U.S. Holders - Market Discount, Acquisition
Premium and Bond Premium."

Capitalized terms used herein but not otherwise defined shall have the meanings assigned to them in the prospectus dated March 7, 2006 and prospectus supplement thereto dated March 7, 2006 relating to these notes.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the web at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-877-858-5407.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication
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